EX-99.B-77G

                    UNITED MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G(a):    Defaults and arrears on senior securities

1.   Oklahoma City Choctaw Nursing

     $525,000  10.125% Industry Development Revenue Bonds
     CUSIP 678693BM3
     This is a monetary default
     Default date is April 1, 1996
     Amount of default per $1,000 face amount is $413
     Total amount of default is $217,055

     $1,230,000  10.250% Industry Development Revenue Bonds
     CUSIP 678693CH3
     This is a monetary default
     Default date is April 1, 1996
     Amount of default per $1,000 face amount is $419
     Total amount of default is $514,806

2.   Myrtle Creek Oregon Building Authority

     $3,000,000 8.000% Myrtle Creek Golf Course Project Revenue Bonds CUSIP 628599AA0
     This is a monetary default
     Default date is July 1, 1999
     Amount of default per $1,000 face amount is $67
     Total amount of default is $200,000